EXHIBIT 99.3


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[OXY LOGO]  NEWS RELEASE                        OCCIDENTAL PETROLEUM CORPORATION
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         10889 Wilshire Boulevard, Los Angeles, California 90024  (310) 208-8800

For Immediate Release: May 10, 2005

            Occidental Announces Resolution of Certain IRS Tax Issues
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     LOS ANGELES -- Occidental Petroleum Corporation (NYSE: OXY) announced today that it has entered into a closing agreement with the U.S. Internal Revenue Service (IRS) resolving certain foreign tax credit issues as part of the IRS audit of tax years 1997-2000. As a result, Occidental's second quarter 2005 earnings will reflect an increase in income attributable to a tax benefit of approximately $600 million, or approximately $1.50 per share, for the reversal of tax reserves that were previously established for those foreign tax credit issues. This resolution will not have a significant cash effect. While this resolution concludes the audit for taxable year 1997, taxable years 1998 through 2003 continue to be in various stages of audit by the IRS.


     Statements in this presentation that contain words such as "will," "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: future tax rates; exploration risks such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements.

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Contacts:  Lawrence P. Meriage (media)
           310-443-6562
           Kenneth J. Huffman (investors)
           212-603-8183
           On the Web: www.oxy.com